Exhibit 99.(d)(2)(JJ)(ii)

FIRST AMENDMENT TO
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of August 31, 2018 by and among American Beacon Funds, a Massachusetts Business Trust (the "Trust"), American Beacon Advisors, Inc., a Delaware corporation (the "Manager"), and TwentyFour Asset Management (US) LP, a Delaware limited liability company (the "Adviser");

WHEREAS, Manager and Adviser entered into an Investment Advisory Agreement dated as of April 3, 2017 (the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Amendments to Agreement.

A.	Schedule A is hereby deleted in its entirety and replaced with the revised Schedule attached hereto.

B.	Schedule B is hereby deleted in its entirety and replaced with the revised Schedule B attached hereto.

2.	Miscellaneous.

(a)        Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)        This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

TwentyFour Asset Management (US) LP,

By:	/s/ Nick Knight-Evans	By:	/s/ Eoin Walsh
	Nick Knight-Evans		Eoin Walsh
	Member of Board of Managers		Member of Board of Managers

American Beacon Advisors, Inc.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President

Schedule A

To the
Investment Advisory Agreement
Among
American Beacon Funds
American Beacon Advisors, Inc.
and
TwentyFour Asset Management (US) LP

FUNDS UNDER MANAGMENT

The Adviser shall manage:

1.         American Beacon TwentyFour Strategic Income Fund, a series of American Beacon Funds, and

2.         American Beacon Flexible Bond Fund, a series of American Beacon Funds

Schedule B

To the
Investment Advisory Agreement
Among
American Beacon Funds
American Beacon Advisors, Inc.
and
TwentyFour Asset Management (US) LP

The American Beacon TwentyFour Strategic Income Fund and American Beacon Flexible Bond Fund (“the Fund”), each a series of American Beacon Funds (the “Trust”) shall pay TwentyFour Asset Management (US) LP (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the Fund the following fee for all Fund assets under Adviser’s management.

First $1 billion	0.320 of 1%
Over $1 billion	0.270 of 1%

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of August 31, 2018

TwentyFour Asset Management (US) LP

By:	/s/ Nick Knight-Evans	By:	/s/ Eoin Walsh
	Nick Knight-Evans		Eoin Walsh
	Member of Board of Managers		Member of Board of Managers

American Beacon Advisors, Inc.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President